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                                                                   EXHIBIT 10.15

                          HILLENBRAND INDUSTRIES, INC.

                     EXECUTIVE DEFERRED COMPENSATION PROGRAM

                                    ARTICLE I
                             PURPOSE AND DEFINITIONS

1.1 PURPOSE. The purpose of this Program is to provide voluntary deferrals of portions of an employee's compensation to be paid by Hillenbrand Industries, Inc. and its Subsidiaries. Since the Company has divided up the "components" of the Hillenbrand Industries, Inc. Senior Executive Compensation Program into separate programs, this Program is a continuation of the deferred compensation component of such Senior Executive Compensation Program.

1.2      DEFINITIONS:

         (a) "BASE SALARY" means the annual calendar earnings of a Participant including wages and salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, equity based compensation, long term performance compensation, perquisites and other forms of additional compensation.

         (b) "BENEFICIARY" means, with respect to payments related to Deferred Compensation, the person, persons, trust or other entity designated by the Participant to receive any benefits payable under the Deferred Compensation Guidelines.

         (c) "BOARD OF DIRECTORS" or "BOARD" means the Board of Directors of Hillenbrand Industries, Inc.

         (d) "COMMITTEE" means the Compensation and Management Development Committee of the Board appointed to administer the Program under Article II.

         (e) "COMPANY" means Hillenbrand Industries, Inc. as a corporate holding company and does not include Subsidiaries.

         (f) "DEFERRED COMPENSATION" means the cumulative amount credited to an account maintained for a Participant pursuant to Section 4.2.

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         (g)      "DEFERRED COMPENSATION GUIDELINES" means the Company's
                  "Deferred Compensation Payment Administrative Guidelines," as amended by the Committee in its sole discretion, which is attached hereto as Exhibit "A".

         (h) "DISABILITY" means a physical or mental disability by reason of which a Participant is determined by the Office of the President or its delegate, to be eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

         (i) "EMPLOYER" means Hillenbrand Industries, Inc., an Indiana Corporation, and its Subsidiaries.

         (j) "INCENTIVE COMPENSATION" means the Incentive Compensation as provided for in the Hillenbrand Industries, Inc. Short-Term Incentive Compensation Program.

         (k) "PARTICIPANT" means any individual who is a non-bargained for, key employee of the Employer and is selected for participation in the Program pursuant to Article III.

         (l) "PERQUISITE COMPENSATION" means a variety of benefits offered to a Participant to aid him or her in carrying out his or her duties, to provide for the Participant's well being, and to create the potential for added long-term financial security.

         (m) "PLAN YEAR" means a calendar year. The first Plan Year shall begin on January 1, 2004.

         (n) "PROGRAM" means the Hillenbrand Industries, Inc. Executive Deferred Compensation Program.

         (o) "SUBSIDIARY" means an operating company unit of which a majority equity interest is owned directly or indirectly by the Company.

                                   ARTICLE II
                                 ADMINISTRATION

         Full power and authority to construe, interpret, and administer the Program is vested in the Committee. Decisions of the Committee are final, conclusive and binding upon all parties, including the Employer, the Company and its shareholders and the Participants.

                                   ARTICLE III
                                  PARTICIPANTS

         Participation in this Program by executive employees of the Employer shall be determined by the Committee.

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                                   ARTICLE IV
                            DEFERRAL OF COMPENSATION

4.1 ELECTION TO DEFER COMPENSATION/DEFERRAL PERIOD. A Participant may elect to defer all or any portion of his or her Base Salary, Incentive Compensation and/or Perquisite Compensation. A Participant's written election to defer any compensation must be made before the beginning of the period of service, ordinarily a fiscal year or Plan Year (depending on the type of compensation), during which such compensation would otherwise be paid. The election must state the duration of the deferral period, and shall be irrevocable. Participants deferring compensation shall execute a Deferred Compensation Agreement (the "Agreement") with the Company (an example of which is attached hereto as Exhibit "B"), outlining their various rights, duties and obligations thereunder. All deferrals of compensation under this Program are subject to the Deferred Compensation Guidelines.

4.2 DEFERRED COMPENSATION - BASE SALARY, INCENTIVE COMPENSATION AND PERQUISITE COMPENSATION.

         (a) When earned, amounts deferred from a Participant's Base Salary, Incentive Compensation and Perquisite Compensation shall be credited, but not paid, to an account in the name of the Participant and shall accrue interest credited monthly at the end of each of the Company's fiscal months at a rate which is equal to the monthly prime interest rate (determined as of the first day of each month) charged by the Company's principal bank, or, at the election of the Committee, Participants selected by the Committee may be credited at such other rate or rates as may be determined by the Committee. At the end of the deferral period, payment shall be made in cash.

         (b) In the alternative, a Participant may elect, with Committee approval, that Incentive Compensation amounts deferred when earned shall be credited, but not paid, to an account in the name of the Participant which shall be assumed to be invested in the common stock of the Company, at the then current market price. Dividends, stock dividends, stock splits and other rights inuring to the common stock of the Company which would be normally payable thereon shall be assumed to be reinvested in the common stock of the Company at the market value on the date of assumed payment. Such election shall be made prior to the period during which the amount is earned and, once made, shall be irrevocable. At the end of the deferral period, payment shall be made in shares of common stock of the Company.

                                    ARTICLE V
                               FINANCIAL HARDSHIP

         A withdrawal of Deferred Compensation credited to a Participant's account prior to the termination of the deferral period shall be permitted in the event the Participant experiences

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serious financial hardship which is beyond the Participant's control and which would cause the Participant severe hardship if such withdrawal were not permitted. Serious financial hardship may include a Disability or unexpected and unreimbursed major expenses resulting from illness or accident or impending bankruptcy. Any Participant desiring such withdrawal by reason of serious financial hardship must apply to the Committee and demonstrate that the circumstances being experienced were not under the Participant's control and constitute a real emergency which is likely to cause great financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for Participant's withdrawal request.

         If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount of the Participant's account which would have been payable if the Participant's employment with the corporation was terminated. The allowed amount of withdrawal shall be payable in lump sum or common stock certificate promptly after notice to the Participant of approval by the Committee. If a Participant makes a withdrawal, the amount of the Participant's account under the Program shall be proportionately reduced to reflect such withdrawal. The balance of the Participant's account, if any, shall be payable according to otherwise applicable provisions of the Program.

                                   ARTICLE VI
                            FINALITY OF DETERMINATION

         Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by and information received from the Company's independent public accountants or the Employer employees with respect to action of the Committee.

                                   ARTICLE VII
                       OFFSET FOR OBLIGATIONS TO EMPLOYER

         If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Company or any Subsidiary, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owed the Company or the Subsidiary against the amount of benefits otherwise distributable hereunder.

                                  ARTICLE VIII
                             RIGHTS OF A PARTICIPANT

         Payments under this Program will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Program, his or her right will be no greater than the right of any unsecured general creditor of the Employer and is not assignable or transferable except to his or her Beneficiary or estate.

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                                   ARTICLE IX
                            DETERMINATION OF BENEFITS

9.1 CLAIM. A person who believes that he is being denied a benefit to which he is entitled under the Program (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee.

9.2 CLAIM DECISION. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable time, but not later than 90 days from its receipt of the claim and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days if the Committee determines that special circumstances require such an extension. If an extension is required, written notice shall be furnished to the Claimant prior to the termination of the initial 90-day period. The extension notice shall indicate (i) the special circumstances requiring an extension of time; and (ii) the date by which the Committee expects to tender the benefit determination. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

         (a)      The specific reason for such denial;

         (b) The specific reference to pertinent provisions of this agreement upon which such denial is based;

         (c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

         (d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the Claimant's right to bring a civil action following an adverse benefit determination on review; and

         (e)      The time limits for requesting a review.

9.3 REQUEST FOR REVIEW. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents, records and other information, receive copies of such information, and submit documents, records, issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee's determination within such sixty
         (60) day period, he shall be barred and estopped from challenging the participating Employer's determination.

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9.4      REVIEW OF DECISION. Within a reasonable time not later than sixty (60)
         days after the Board of Directors' receipt of a request for review, the Committee will review its determinations. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth (a) the specific reasons for the decision; (b) and containing specific references to the pertinent provisions of this Program on which the decision is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and (d) a statement of the Claimant's right to bring an action under Section 502(a) of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant prior to the termination of the initial 60-day period and will render the decision as soon as possible, but no later than one hundred twenty
         (120) days after the filing of the request for review. The extension notice will set forth: (a) the special circumstances; and (b) the date as of which the benefit determination will be made.

                                    ARTICLE X
                                   LIMITATIONS

         Neither the action of the Company in establishing the Program, nor any action taken by the Company, the Committee, or any persons designated by them to administer the Program, nor any provision of the Program, shall be construed as giving to any Participant or any employee of the Employer the right to be retained in the employ of the Employer.

                                   ARTICLE XI
                           UNFUNDED STATUS OF PROGRAM

         It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I or ERISA. Program Participants have the status of general unsecured creditors of the Employer. The Program constitutes a mere promise by the Employer to make payments in the future.

                                   ARTICLE XII
                               RIGHTS TO BENEFITS

         Subject to Article VII, a Participant's rights to benefit payments under the Program are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiaries.

                                  ARTICLE XIII
                      AMENDMENTS, SUSPENSION OR TERMINATION

         The Committee may discontinue the Program in whole or in part at any time and may from time to time amend or revise the terms as permitted by applicable statute; provided, however, that no such discontinuance, amendment, or revision shall affect adversely any right or

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obligation with respect to any Deferred Compensation and that no amendment shall reduce any benefits accrued by any Participant prior to the amendment. No amendment shall require shareholder approval unless such approval is otherwise required by law.

                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1 GOVERNING LAW. This Program shall be governed by and construed in accordance with the laws of the State of Indiana.

14.2 CAPTIONS. The captions of Articles and Sections of this Program are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

14.3 FACILITY OF PAYMENT. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant's account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

14.4 WITHHOLDING OF PAYROLL TAXES. To the extent required by the laws in effect at the time compensation or Deferred Compensation payments are made, the Employer shall withhold from such compensation, or from Deferred Compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

14.5 PROTECTIVE PROVISIONS. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder.

14.6 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.7 SUCCESSOR. The provisions of this Program shall bind and inure to the benefit of the Company and its successors and assigns. The terms successors and assigns as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such company or other business entity.

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                                    EXHIBIT A

             DEFERRED COMPENSATION PAYMENT ADMINISTRATIVE GUIDELINES

1. For a current Employee, the Company will pay deferred compensation in compliance with the most recent signed and dated deferral election on file with the Company. In no circumstance, (except for hardship as determined by the Compensation and Management Development Committee of the Board of Directors) for a current active full or part time Employee, will payment be made before the payment date irrevocably elected by the Employee.

2. In the circumstance where an Employee is under the age of 55 or has less than 5 years service and one of the following events occur:

         a. The Employee's employment with the Company is terminated

         b. The Employee dies

         c. The Employee becomes totally and permanently disabled

then the Company in its sole discretion, and with the Employee's prior deferral payment election not withstanding, may elect to pay to the Employee or designated beneficiary, deferred cash and stock compensation in either of the following:

         a. In a lump sum on the termination date or earliest practical date thereafter

         b. In a lump sum on the first workday in the next calendar year following termination.

3. In the circumstance where an Employee terminates for any reason and is age 55 or over and has 5 years of service or more, then the Employee may, within 30 days of termination, make a final irrevocable payment election to receive deferred cash and stock compensation in either of the following:

         a. In a lump sum payment on the first workday in the next calendar year following termination, or any subsequent date within the fifteen year period following termination, but in no case earlier than the deferred payment date designated in the most recent signed and dated deferral election on file with the Company

         b. In a stream of equal annual payments for a period of up to 15 years with the balance, if any, to be paid in year 15, beginning with a date within 12 months of termination, selected by the Employee, but in no case earlier than the deferred payment date designated in the most recent signed and dated deferral election on file with the Company

         c. For deferred cash compensation only, in a stream of equal monthly (or equivalent bi-weekly) payments for a period of up to 180 months with the balance, if any, to be paid in month 180, beginning with a date within 12 months of termination, selected by the Employee, but in no case earlier than the deferred payment date designated in the most recent signed and dated deferral election on file with the Company.

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4. In the circumstance where an Employee terminates for any reason and is age 55 or over and has 5 years of service or more and does not make any deferral payment election within 30 days of termination then the Company in its sole discretion, may elect to pay deferred cash and stock compensation in either of the following:

         a. In compliance with the Employee's most recent signed and dated deferral election on file with the Company

         b. In a lump sum on the termination date or earliest practical date thereafter

         c. In a lump sum on the first workday in the next calendar year following termination.

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                                    EXHIBIT B

                          HILLENBRAND INDUSTRIES, INC.
                          SENIOR AND REGULAR EXECUTIVE
                         DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT made this _____ day of _______________, 200__ by and between Hillenbrand Industries, Inc., an Indiana corporation (the "Corporation"), and _____________________ residing in the City of _______________ and the State of
_________ (the "Employee").

WHEREAS, The Corporation, or one of its subsidiaries, has employed the Employee and the Employee has served the Corporation in such capacity as the Corporation has designated from time to time; and

WHEREAS, During the term of the Employee's employment, the Employee has devoted and shall continue to devote all of the Employee's time, attention, skill and efforts to the performance of the Employee's duties for the Corporation; and

WHEREAS, The Employee may receive base salary, perquisite and other compensation and from time to time incentive compensation.

NOW, THEREFORE, In consideration of the premises and the covenants herein set forth, IT IS AGREED:

1. Deferral of Compensation and Elections - The Corporation shall pay the Employee such base salary, perquisite, incentive and other compensation, except that:

         (a) To the extent that the Employee elects to defer all or a portion of the Employee's base salary, perquisite, incentive or other compensation payable to the Employee, unless the investment of such deferral is covered by some other plan, the Corporation shall credit (but not pay) such amounts to an account (the "Account") in the name of the Employee and shall accrue interest credited monthly at the end of each calendar month of the Corporation at a rate equal to the monthly prime interest rate (determined as of the first day of each month) charged by the Corporation's principal bank.

                  An election to defer must be made prior to the beginning of the period during which the amount is earned and, once made, shall be irrevocable. At the end of the deferral period payment shall be made in cash.

         (b) The Employee may also elect in the alternative that all or a portion of the Employee's incentive compensation amounts deferred, when earned shall be credited, but not paid, to the Account in the name of the Employee which shall be assumed to be invested in the common stock of the Corporation, at the then current market price. Dividends, stock dividends, stock splits and other rights

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

                  inuring to the common stock of the Corporation which would be normally payable thereon shall be assumed to be reinvested in the common stock of the Corporation at the market value on the date of assumed payment. Such election shall be made prior to the period during which the amount is earned and, once made, shall be irrevocable. At the end of the deferral period payment shall be made in shares of common stock of the Corporation.

         (c) The Employee and the Employee's designated beneficiary agree to assume all risk in connection with any decrease in value of the funds which are credited in accordance with the provisions of this Agreement.

         (d) Title to and beneficial ownership of any assets which the Corporation may earmark to pay the deferred compensation hereunder shall at all times remain in the Corporation, and the Employee and the Employee's designated beneficiary shall not own any specific assets of the Corporation.

2. Payment of Deferred Compensation and Elections - The Employee may elect to receive deferred compensation in a lump sum of the cash or stock of the Corporation accrued in the Employee's Account at the end of the deferral period elected in writing by the Employee pursuant to the terms of the program or in such installments as the Employee may designate. Such election notwithstanding, the Company in its sole discretion may elect to pay deferred compensation in lump sum to the Employee, or in the case of an Employee's death to the Employee's designated beneficiary, if:

                  (a) The Employee's employment with the Corporation is terminated.

                  (b)      The Employee retires.

                  (c)      The Employee dies.

                  (d) The Employee becomes totally and permanently disabled.

         The designated beneficiary referred to herein may be designated or changed by the Employee (without the consent of any prior beneficiary) on a form provided by the Corporation and delivered to the Corporation before the Employee's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Employee, the payment or payment shall be paid to the Employee's estate.

3. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, the Employee's designated beneficiary or any other person. Likewise, nothing herein and no action taken shall create a partnership or joint venture between the Corporation and the Employee, the Employee's designated beneficiary or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

4. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid installments shall be made and all rights under the Agreement of the Employee, the Employee's designated beneficiary, executors or administrators, or any other person, to receive payments thereof shall be forfeited, if the Employee shall engage in any activity or conduct which in the opinion of the Corporation is detrimental to the best interests of the Corporation.

5. The right of the Employee or any other person to any payment under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

6. If the Corporation shall have conclusive evidence that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother, a sister, or to any person who in the sole discretion of the Corporation shall otherwise be entitled to payment, in such manner and proportions as the Corporation may determine. Any such payment shall be a complete discharge of the liabilities of the Corporation under this Agreement.

7. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Corporation or in any capacity.

8. In the event of a finding of constructive receipt by the Internal Revenue Service of any deferred amount pursuant hereto or to any other plan, the Employee may, upon the Employee's written election, immediately receive in full such deferred amount held by the Corporation.

9. All elections, notices or writings necessary to give effect to any provision hereof shall be presented in writing duly executed by the Employee or a person on the Employee's behalf to the Vice President, Administration of the Corporation and by the Vice President, Administration of the Corporation to the Employee at the Employee's last known address.

10. The Corporation shall have full power and authority to interpret, construe and administer this Agreement, and its interpretations and construction thereof and actions thereunder, including any valuation of the Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Corporation shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to its own willful misconduct or lack of good faith.

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

11. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Employee and the Employee's designated beneficiaries, heirs, executors, administrators and legal representatives.

12. If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement which shall be given effect independently of the invalid provisions; and, in such circumstances, the invalid provision is severable.

13. This Agreement shall be construed in accordance with and governed by the law of the State of Indiana.

NOTE: PARTICIPATION IN THE DEFERRED COMPENSATION AGREEMENT MAY HAVE A SIGNIFICANT EFFECT ON AMOUNTS CALCULATED FOR THE CORPORATION'S PENSION PLANS, OTHER PERSONAL RETIREMENT PLANS, AND F.I.C.A. ESTIMATES. CONSULTATION WITH YOUR PERSONAL TAX ADVISER IS STRONGLY ENCOURAGED PRIOR TO EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto set the Employee's hand as of the date first above written.

Dated: ________________                       HILLENBRAND INDUSTRIES, INC.

                                              BY: ____________________________
                                                  David L. Robertson
                                                  Vice President, Administration

                                              EMPLOYEE

                                              __________________________________

                                                          Employee

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